Exhibit 10.18

NU SKIN ENTERPRISES, INC.

EXECUTIVE SEVERANCE POLICY

Amended and Restated Effective as of January 4, 2023

EXHIBIT A
EXHIBIT B

NU SKIN ENTERPRISES, INC.
EXECUTIVE SEVERANCE POLICY

This Nu Skin Enterprises, Inc. Executive Severance Policy (“Policy”) has been adopted by the Executive Compensation Committee (“Committee”) of the Board of Directors of the Company to apply to selected Executives of the Company. Eligible Executives will be eligible for coverage under the Policy for the payment of severance benefits upon termination of employment under certain circumstances, subject to the conditions set forth below. This Policy shall be effective as of the Effective Date as provided herein.

This Policy supersedes any prior plan, policy, agreement or practice involving the payment of severance benefits to eligible Executives.  While the Policy is in effect, any severance benefits provided to an eligible Executive must be paid pursuant to this Policy or pursuant to another express written agreement between Company and the eligible Executive entered into after the effective date of this Policy.

Section 1.            Definitions

As used herein, the following terms shall have the following respective meanings:

1.1          “Accrued Rights” shall have the meaning given in Section 3.3 hereof.

1.2        “Affiliate” shall mean an entity that directly or indirectly controls, is controlled by, or is under common control with Nu Skin Enterprises, Inc.

1.3          “Annual Target Bonus” means the aggregate Bonuses that Executive is eligible to earn for the incentive period(s) in the fiscal year in which Executive’s Date of Termination occurs, assuming attainment of such corporate targets at the “target level” (100% performance level) and disregarding any individual performance targets and regardless of whether any such Bonus has already been paid, as shall be established by the Committee for such fiscal year. For the avoidance of doubt, the Annual Target Bonus shall be determined assuming satisfaction of the aforementioned corporate targets, irrespective of whether such targets are actually achieved and whether any Bonus for a period in the fiscal year has already been paid.

1.4          “Bonus” means the cash incentive bonuses payable to Executive under the Third Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (as may be amended from time to time), or such other or successor bonus program in which Executive participates from time to time.

1.5        “Base Salary” means the annual base salary in effect for the payroll period during which Executive’s employment is terminated.  Bonuses, incentive pay and any taxable or nontaxable fringe benefits or payments are not included in the calculation of Base Salary. Base Salary shall be determined before any deferrals to any qualified or nonqualified plans of the Company and before any reduction in salary that would constitute Good Reason.

1.6         “Cause” means, subject to the conditions below, that Executive has engaged in any one of the following: (i) a material breach of this Policy, including but not limited to a breach of Section 8 of this Policy, or the Company’s Employee Covenants Agreement attached hereto as Exhibit B; (ii) any willful violation by Executive of any material law or regulation applicable to the business of the Company or any of its Affiliates; (iii) Executive’s conviction of, or a plea of guilty or nolo contendere to, a felony or any willful perpetration of common law fraud; or (iv) any other willful misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates. For purposes of the foregoing, in determining whether a “material breach” has occurred, or whether there has been a willful violation of a “material” law or regulation, the standard shall be a breach or violation that is, or will reasonably likely be, materially injurious to the financial condition or business reputation of, or is, or will reasonably likely be, otherwise materially injurious to, the Company or any of its Affiliates, as determined by the Committee in its sole discretion.

1.7         “Change in Control” means the consummation of any of the following transactions effecting a change in ownership or control of the Company:

(i)          During any 24-month period, individuals who, as of the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be an Incumbent Director;

(ii)          Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (“Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(iii)          The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board of Directors of the Company’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non‑Qualifying Transaction”); or

(iv)          The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

1.8          “Company” means Nu Skin Enterprises, Inc., a Delaware corporation.

1.9          “Code” means the Internal Revenue Code of 1986, as amended.

1.10        “Committee” means the Compensation and Human Capital Committee of the Board of Directors of the Company.

1.11        “Date of Termination” means the effective date of the relevant Executive’s termination.

1.12      “Disability” means a physical or mental impairment which, the Committee determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing Executive’s essential job functions for a period longer than 3 consecutive months or a total of 120 days in any 12-month period.

1.13        “Effective Date” means, with respect to this amendment and restatement of the Policy, January 4, 2023, or such later date as determined by the Committee with respect to an Executive. The original Effective Date of the Policy was March 8, 2018.

1.14        “Executive” means the executive employees of the Company who are eligible to participate in the Policy as set forth in Schedule A to this Policy, as it may be amended from time to time.  Schedule A may be amended at any time to add additional executive employees or to remove executive employees from eligibility to participate in this Policy as Executives.

1.15       “Good Reason” means Executive’s voluntary resignation for any of the following events that result in a material negative change to Executive: (i) without Executive’s consent, a material reduction in the scope of Executive’s duties and responsibilities or the level of management to which Executive reports; (ii) without Executive’s consent, a reduction in Base Salary (other than an across-the-board reduction of not more than 10% applicable to all senior executive officers); (iii) without Executive’s consent, a material reduction in Executive’s benefits in the aggregate (in terms of benefit levels, other than an across-the-board reduction) from those provided to Executive under any employee benefit plan, program and practice in which only the Executives (and no other employees of the Company) participate, provided that such material reduction occurs within six months immediately prior to or following the consummation of a Change in Control; (iv) without Executive’s consent, a relocation of Executive’s principal place of employment of more than 50 miles, (v) a material breach of any provision of this Policy by the Company, or (vi) the failure of the Company to have a successor entity specifically assume this Policy within 10 business days after the Change in Control.  Notwithstanding the foregoing, Good Reason shall only be found to exist if Executive, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, has provided 30 days written notice to the Company prior to Executive’s resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event (other than the event in clause (vi), which shall not be subject to cure) within 90 days following the receipt of such notice from Executive.

1.16        “Policy” means this Nu Skin Enterprises, Inc. Executive Severance Policy.

1.17        “Pro Rata Earned Bonus” means the pro-rata portion of the Executive’s earned bonus, if any, for each outstanding bonus cycle as of the date on which termination of employment occurs, based upon attainment of such corporate targets, and disregarding any individual performance targets, as shall be established by the Committee for such bonus cycle (determined by multiplying the amount of the actual earned bonus that would be payable for the bonus cycle by a fraction, the numerator of which is the number of days during the bonus cycle that the Executive is employed by the Company and the denominator of which is the full number of days in the bonus cycle); provided, however, Executive shall not be entitled to a Pro Rata Earned Bonus for an annual bonus cycle if Executive’s termination date is earlier than March 31 of the year of termination.

1.18        “Termination” and “Terminate(s),” whether capitalized or not in this Policy, describes when an Executive is no longer employed by, and has no outstanding offer of employment (including an offer that Executive has received and rejected) from, the Company or any Affiliate. In addition, the following shall not be treated as a termination that entitles Executive to rights and benefits under this Policy: (i) an Executive’s termination of employment in connection with any merger, acquisition, sale or other disposition of the stock or assets of the Company or an Affiliate, if such Executive is offered or provided a position with a successor entity (including either the purchaser or any subsidiary or affiliate of the purchaser); or (ii) any instance where an Executive is employed by the Company or an Affiliate and either (A) such entity ceases to be an Affiliate in connection with any merger, acquisition, sale or other disposition of such entity, or (B) substantially all of such entity’s assets are sold.  For the avoidance of doubt, this paragraph is not intended to override Executive’s “Good Reason” rights under this Policy; if Executive would otherwise have Good Reason to terminate his or her employment as a result of the occurrence of any event described in (i) or (ii) above, Executive may still qualify for a “termination for Good Reason” under this Policy.

Section 2.            Term of Policy.

The term of this Policy shall begin on the Effective Date and shall continue in effect until modified or terminated by the Company pursuant to Section 13 hereof.

Section 3.            Termination by Company without Cause or by Executive for Good Reason.

If the Company terminates Executive’s employment during the term of the Policy without Cause, or if Executive terminates his or her employment during the term of the Policy for Good Reason, then, subject to Sections 7 and 8 below, Executive shall be entitled to the following rights and benefits under this Section 3:

3.1         Lump Sum Payment. Executive shall be entitled to either the lump sum payment described in Section 3.1(i) or the lump sum payment described in Section 3.2(ii).

(i)	Termination without Cause or for Good Reason in Connection with Change in Control.

In the event that the Company terminates the employment of Executive during the term of the Policy without Cause or Executive terminates his or her employment during the term of the Policy for Good Reason, and the applicable Date of Termination occurs (A) within six months prior to and in connection with a Change in Control (as determined by the Committee), or (B) within two years following such Change in Control, then the Company will pay Executive a lump sum payment equal to the product of: (I) the sum of (A) Executive’s Base Salary as of the Date of Termination plus (B) the Annual Target Bonus; and (II) the Multiplier specified in Schedule A.

The lump sum amount described above in this Section 3.1(i) shall be paid in a lump sum payment within 30 days of the Date of Termination, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs. In addition, the Company shall pay Executive the Pro Rata Earned Bonus.  The Pro Rata Earned Bonus shall be paid to Executive at the same time as bonuses are paid to other executive officers of the Company for each outstanding bonus period that is considered part of the Pro Rata Earned Bonus, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.

(ii)          Other Termination without Cause or for Good Reason.

If the Company terminates Executive’s employment during the term of the Policy without Cause, or if Executive terminates his or her employment during the term of the Policy for Good Reason, and Executive is not eligible for payment pursuant to Section 3.1(i), then the Company will pay Executive a lump sum payment equal to the product of: (A) Executive’s Base Salary as of the Date of Termination and (B) the Multiplier specified in Schedule A.

The lump sum payment described above in this Section 3.1(ii) shall be paid in a lump sum payment within 30 days after the Date of Termination, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs. In addition, the Company shall pay Executive the Pro Rata Earned Bonus.  The Pro Rata Earned Bonus shall be paid to Executive at the same time as bonuses are paid to other executive officers of the Company for each outstanding bonus period that is considered part of the Pro Rata Earned Bonus, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.

For the avoidance of doubt, Executive shall not be eligible for payment pursuant to this Section 3.1(ii) if Executive is eligible for payment pursuant to Section 3.1(i).

3.2          COBRA Payment. Executive shall be eligible for continuation of coverage for Executive and Executive’s eligible dependents under the Company’s group health plan(s) as required under COBRA, at Executive’s sole expense at the applicable COBRA rate for such plan(s), subject to the following: the Company shall pay to Executive a lump sum payment equal to the aggregate employer and employee cost of 12 months of health care continuation coverage under the Company’s medical, dental, prescription drug and vision care group health plans as in effect from time to time. The lump sum payment contemplated under this Section 3.2 shall be paid to Executive as soon as administratively practicable following the Date of Termination, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.

3.3       Accrued Rights. As soon as administratively practicable following the Date of Termination, or as otherwise provided below, the Company will pay or provide Executive with (i) all accrued but unpaid base salary through the Date of Termination, (ii) any previously awarded but unpaid Bonus for a completed bonus cycle prior to the Date of Termination, payable at the time such Bonuses regularly are paid, (iii) any unreimbursed business expenses that are reimbursable under the Company’s business expense policy, (iv) all rights and benefits under the employee benefit plans of the Company in which Executive is then participating, payable at the times set forth in such plans, and (v) any other payments as may be required under applicable law (collectively, the “Accrued Rights”).

3.4        Treatment of Equity Awards. The vesting and exercise of any equity awards that may be held by Executive as of the Date of Termination shall be determined in accordance with the applicable equity incentive plan and grant documentation for that Executive.

3.5       No Additional Rights. Except as provided in this Section 3, Executive’s participation under any benefit plan, program, policy or arrangement sponsored or maintained by the Company shall cease and be terminated on the Date of Termination. Without limiting the generality of the foregoing, Executive’s eligibility for and active participation in any tax qualified retirement or pension plans maintained by the Company will end as of the Date of Termination and Executive will earn no additional benefits under those plans after that date. Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Date of Termination, and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.

Section 4.             Termination by Reason of Death or Disability.

In the event that the employment of Executive is terminated during the term of the Policy by reason of Executive’s death or Disability, then, subject to Sections 7 and 8 below, Executive shall be entitled to the following rights and benefits under this Section 4:

4.1         Salary Continuation (Disability Only). In the event that the employment of Executive is terminated during the term of the Policy by reason of Executive’s Disability, the Company will pay Executive salary continuation at an annual rate equal to Executive’s then-current Base Salary until the earlier of (i) the date Executive is eligible for disability payments under the Company’s group disability policies (as determined by the Company) or (ii) 90 days following the Date of Termination by reason of Disability.  Salary continuation under this Section 4.1 shall be paid in equal bi-monthly installments in accordance with the Company’s customary payroll practices.

4.2          Bonus. The Company will pay the Pro Rata Earned Bonus, which shall be paid on the date that Bonuses are normally paid, but in no event earlier than the date the Separation and Release Agreement described in Section 7 becomes effective, or later than March 15th of the year following the year in which the Date of Termination occurs.

4.3          Accrued Rights. As soon as administratively practicable following the Date of Termination, the Company will pay or provide Executive with the Accrued Rights.

4.4        Treatment of Equity Awards. The vesting and exercise of any equity awards that may be held by Executive as of the Date of Termination shall be determined in accordance with the applicable equity incentive plan and grant documentation for that Executive.

Section 5.             Termination by the Company for Cause.

The Company may terminate Executive’s employment for any reason and at any time, with or without Cause. In the event that the Company terminates the employment of Executive during the term of the Policy for Cause, the Company will pay or provide Executive with the Accrued Rights and no other benefits.

Section 6.             Voluntary Termination without Good Reason; Retirement.

Executive shall not be entitled to any payments or benefits under this Policy (other than Accrued Rights) by reason of Executive’s voluntary termination of employment from the Company without Good Reason. This Policy shall have no effect on the rights and benefits to which an Executive may be entitled upon retirement under (without limitation) any retirement or savings plan of the Company, nor under any of the Company’s equity incentive or cash incentive plans (including applicable award agreements), non-qualified deferred compensation plans, key employee death plans, and other health and miscellaneous benefit plans, each of which shall be governed exclusively by the terms of such plans and agreements, as applicable.

Section 7.             Separation and Release Agreement.

To the extent permitted under applicable law, as a condition precedent to receiving any payments and benefits as provided under this Policy, Executive must execute a general release of claims (the “Separation and Release Agreement”), substantially in the form attached as Exhibit A hereto, and such Separation and Release Agreement must become irrevocable, by the 60th day following the Date of Termination. If Executive fails to execute and deliver the Separation and Release Agreement, or revokes the Separation and Release Agreement, Executive shall not be entitled to receive any payments or benefits described herein (other than Accrued Rights). For purposes of this Policy, the Separation and Release Agreement shall be considered to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death.

Section 8.             Restrictive Covenants.

8.1          Employee Covenants Agreement. In consideration of, and as a condition of, Executive’s continued employment by the Company and the additional rights and benefits provided to Executive by this Policy, Executive will agree to and execute the Employee Covenants Agreement substantially in the form attached as Exhibit B hereto and such other forms that the Committee may approve from time to time.

8.2        Transfer of Duties.  Upon termination of employment, Executive must cooperate with the orderly transfer of his or her duties as requested by the Company.

8.3         Return of Property.  Upon termination of employment, Executive must return all Company property by a date specified by the Company.

Section 9.             Compliance with Section 409A.

9.1        Notwithstanding any other provision of this Policy to the contrary, the parties agree that this Policy is intended to comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and all provisions of this Policy shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive intend that, to the maximum extent possible, any amounts paid pursuant to this Policy shall qualify as a short-term deferral pursuant to Section 409A or as separation pay exempt from Section 409A. In no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

9.2      Notwithstanding any other provision of this Policy to the contrary, to the extent that any payment under this Policy constitutes “nonqualified deferred compensation” under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:

(i)          Any payable that is triggered upon the Executive’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Section 409A.

(ii)          All in-kind benefits, expenses or other reimbursements paid pursuant to this Policy that are taxable income to Executive shall be paid no later than the end of the calendar year next following the calendar year in which Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iii)          In the event that Executive is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed until the earlier of (a) the first business day of the seventh calendar month following such termination of employment, or (b) Executive’s death.  Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Policy shall be paid as otherwise provided herein.

9.3        For purposes of Section 409A, Executive’s right to receive any installment payments under this Policy (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

9.4         To the extent required to avoid the imposition of additional taxes and penalties under Section 409A, amounts payable under this Policy on termination of employment will not be paid until Executive experiences a separation from service within the meaning of Section 409A as specified above.

9.5          Notwithstanding any provision of this Policy to the contrary, in no event shall the timing of Executive’s execution of the Separation and Release Agreement, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment pursuant to this Policy that is subject to execution of the Separation and Release Agreement could be made in more than one taxable year, based on timing of the execution of the Separation and Release Agreement, payment shall be made in the later taxable year.

Section 10.           Withholding Taxes.

All compensation payable pursuant to this Policy shall be subject to all applicable federal, state and local tax withholding.

Section 11.           Parachute Payments.

Notwithstanding anything in this Policy to the contrary, in the event the Company determines that any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of Executive, whether paid or payable pursuant to this Policy or otherwise would be subject to the excise tax imposed by Code Section 4999, then Executive shall be entitled to receive (i) the greatest amount so that no portion the payments shall be an excess parachute payment (the “Limited Amount”), or (ii) if the amount of payments otherwise paid or provided (without regard to clause (i)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Code Section 4999) would be greater than the Limited Amount reduced by all taxes applicable thereto, then the amount of payments shall be the amount otherwise payable. Any reductions described in the preceding sentence shall be done in the manner that is least economically disadvantageous to Executive. Where the decision to cut back between two amounts is economically equivalent, but the amounts are payable at different times, the amounts will be reduced on a pro rata basis.

Section 12.           Administration.

The Committee is responsible for the administration of this Policy and shall have all powers and duties necessary to fulfill its responsibilities. The Committee shall have full power and discretion to interpret the Policy and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Executive or other employee, in accordance with the provisions of the Policy. The Committee shall also have the authority to waive any restrictions with respect to participation in the Policy or the maturity of benefits under the Policy for any specific Executive where, in the opinion of the Committee, it is reasonable to do so and does not prejudice the rights of the particular Executive under the Policy and it does not cause the Executive to be subject to adverse tax treatment under Section 409A. The Committee’s decision with respect to any matter shall be final and binding on all parties concerned. The Committee may, from time to time, by action of its appropriate officers, delegate to designated persons, committees, or entities the right to exercise any of its powers or the obligation to carry out its duties under the Policy.

Section 13.           Amendment and Termination.

The Company reserves the right to amend or terminate this Policy at any time and in any manner, subject to the following: (i) no amendment or termination of this Policy made during the period beginning six months prior to a Change in Control and continuing until the second anniversary of the Change in Control, shall become effective until the second anniversary of a Change in Control, provided that the Company shall have the ability to make any amendment required under applicable law (including without limitation any amendments necessary to comply with Section 409A) at any time; (ii) if any modification of this Policy decreases the benefits available to an Executive through this Policy (such modification, an “Adverse Change”), the Company shall give written notice to the impacted Executive of the Adverse Change; and (iii) the Adverse Change shall not be effective with respect to the Executive any sooner than one year from the date on which the notice described in (ii) above was provided to the impacted Executive. Notwithstanding the foregoing, (x) no amendment or termination of the Policy shall affect the rights of an Executive whose Date of Termination has occurred prior to the date of such amendment or termination of the Policy and who remains entitled to severance payments or benefits under this Policy, and (y) the requirements described in (ii) and (iii) above, with respect to an Executive impacted by an Adverse Change, may be waived in writing by the Executive.

Section 14.           Other Provisions.

14.1       Acknowledgment. Executive acknowledges that this Policy does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Policy does not prevent Executive from terminating employment at any time.

14.2       Non-Duplication of Benefits. The benefits under this Policy are not intended to duplicate any other benefits provided by the Company in connection with the termination of an employee’s employment, such as wage replacement benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under any other benefit plans, severance programs, employment contracts, or applicable federal or state laws, such as the WARN Acts. Should such other benefits be payable, the benefits under this Policy will be reduced accordingly or, alternatively, benefits previously paid under this Policy will be treated as having been paid to satisfy such other benefit obligations. In either case, the Company will determine how to apply this provision and may override other provisions in this Policy in doing so.

14.3       Construction.  This Policy shall be governed and enforced in accordance with the laws of the State of Utah, and any litigation between the parties relating to this Policy shall be conducted in the courts of Utah County.

14.4      Severability.  If any provision of this Policy, or the application of such provision to any person or in any circumstance, is found by a court of competent jurisdiction to be unenforceable for any reason, such provision may be modified or severed from this Policy to the extent necessary to make such provision unenforceable against such person or in such circumstance. Neither the unenforceability of such provision nor the modification or severance of such provision will affect (i) the enforceability of any other provision of this Policy or (ii) the enforceability of such provision against any person or in any circumstance other than those against or in which such provision is found to be unenforceable.

14.5       Records.  The records of the Company with respect to the determination of eligibility, employment history, Accrued Rights, Base Salary, Bonus, and any and all other relevant matters shall be conclusive for all purposes of this Policy.

14.6       Entire Agreement.  The Company and Executive understand and agree that this Policy shall constitute the entire understanding between them regarding the subject matter contained herein, and that all prior understandings regarding these matters are hereby superseded and replaced, unless specifically provided otherwise in this Policy.

SCHEDULE A

Executives (updated 1/31/2022)

Name and Title of Executive	Multiplier for Section 3.1(i)	Multiplier for Section 3.1(ii)
• Ryan Napierski, President and Chief Executive Officer	2	1.5
• Connie Tang, Executive Vice President and Chief Global Growth and Customer Experience Officer • Mark Lawrence, Executive Vice President and Chief Financial Officer • Chayce Clark, Executive Vice President and General Counsel • Joseph Chang, Executive Vice President and Chief Scientific Officer • Steven Hatchett, Executive Vice President and Chief Product Officer	1.5	1.25

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered by and between Nu Skin Enterprises, Inc. (“Company”) and ___________, an individual (“Employee”). Company and Employee are sometimes hereinafter referred to as “party” or “parties.”  This Agreement shall become effective on the eighth calendar day after execution by Employee (hereafter, the “Effective Date”).

RECITALS

A.	Employee’s employment with Company terminated on or about _________ (the “Employment Termination Date”).

B.	Company and Employee mutually agree it is in the best interests of both to enter a mutual understanding and compromise of all claims and disputes, if any, between them.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.            Payment to Employee. The Company agrees to make certain payments (the “Severance Payment”) to Employee as set forth in the Nu Skin Enterprises, Inc. Executive Severance Policy (the “Executive Severance Policy”). Except as expressly set forth in this Agreement or in the Sole Agreements, as defined in Section 5, Employee shall not be entitled to any further compensation or benefits from the Company.

The Severance Payment will be paid to Employee in accordance with the Executive Severance Policy after the expiration of the revocation period specified in Section 3, if the Agreement has been signed by Employee, Employee has not revoked the Agreement, and Employee has complied with the other terms of this Agreement.

Should Employee receive COBRA payments, Employee understands and agrees that he or she has the sole responsibility to elect COBRA coverage, comply with the requirements of COBRA, and to make all monthly premiums in the manner required by the COBRA administrator.

2.            Release of Claims. In consideration for the Severance Payment, Employee, on Employee’s behalf and for each and all of Employee’s agents, representatives, successors, assigns, attorneys, heirs and beneficiaries, and others claiming through or under Employee, (collectively, the “Releasors”) hereby unconditionally and irrevocably releases, acquits, absolves and forever discharges Company and each and all of Company’s respective predecessors, successors, former, current, and future assigns, affiliates, divisions, subsidiaries and parent corporations (collectively, the “Nu Skin Companies”) and each and all of the Nu Skin Companies’ owners, stockholders, agents, directors, officers, employees, attorneys and representatives of and from any and all suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, interest, costs, expenses, or attorneys’ fees, whether known or unknown, fixed or contingent, in law or in equity, which any of the Releasors have, had, or may claim to have, from the beginning of time through Employee’s execution of this Agreement, including without limitation, any claims, charges, demands, lawsuits, obligations, or causes of action based on, arising from, or relating to Employee’s employment or the termination thereof, including, without limitation, any claims, charges, demands, grievances, and/or causes of action under:

(a)	Title VII of the Civil Rights Acts of 1964 and 1991, as amended, which prohibit discrimination on the basis of race, color, sex, religion, or national origin;

(b)	Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination on the basis of race;

(c)	The Employee Retirement Income Security Act as of the Effective Date of this Agreement;

(d)
The Worker Adjustment and Retraining Notification Act, whether such claim exists at or before Employee’s execution of this Agreement, or arises in the future after Employee’s execution of this Agreement as a result of Employee’s termination being aggregated with the terminations of other employees;

(e)	The Family and Medical Leave Act;

(f)	The Americans with Disabilities Act;

(g)	The Age Discrimination in Employment Act of 1967, as amended (the “ADEA”);

(h)	The Utah Antidiscrimination Act;

(i)	any state or federal laws against discrimination;

(j)	any claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, sick pay, or severance;

(k)	any other foreign, federal, state, or local statute or common law relating to employment; and

(l)	any claim for attorneys’ fees or other costs or expenses.

The foregoing release also includes, without limitation, the release of any claims for wrongful discharge, breach of express or implied contract, employment-related torts, personal injury (whether physical or mental), or any claims in any way related to Employee’s employment with or separation from Company.  Employee acknowledges and agrees that Employee has not been discriminated or retaliated against in any manner prohibited by law during Employee’s employment with Company or with regard to Employee’s separation from Company.  Nothing in this Agreement shall be construed in any way to waive, limit, or hinder Employee’s rights with respect to long term disability insurance coverage.

3.            Acknowledgement and Waiver and Release of Rights under the ADEA. Employee expressly acknowledges that Employee is waiving and releasing any rights Employee may have under the ADEA and that this waiver and release is knowing and voluntary. Employee and Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after this Agreement is executed. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

(a)	Employee should consult with Employee’s own attorney prior to executing this Agreement;

(b)
Employee has at least 45 calendar days from the Employment Termination Date within which to consider this Agreement, although Employee may accept the terms of this Agreement at any time within those 45 days provided the acceptance occurs after the Employment Termination Date;

(c)	If Employee signs this Agreement before 45 days have passed, Employee acknowledges and agrees that Employee has signed this Agreement knowingly and voluntarily, without coercion to do so by Company;

(d)	Employee and Company agree that immaterial or material changes to this Agreement do not restart the running of the 45-day period;

(e)	Employee has 7 days following Employee’s signing of this Agreement to revoke it; and

(f)
This Agreement is effective and enforceable on the eighth calendar day after the date it is signed by Employee.  This Agreement may be revoked by Employee by providing written notice of revocation to Company at any time during the seven-day period following the date Employee executes this Agreement.  Any such revocation must be sent to Employment Counsel, Legal Department, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, UT 84601, and must be received within the seven calendar days.  Employee understands that Employee has no right to the consideration specified in this Agreement if Employee revokes this Agreement and Employee further understands that if any consideration is provided to Employee prior to Employee’s revocation, Employee must promptly return any such consideration to Company.

4.            Release to Use Image, Name, Voice, and Likeness. Employee hereby grants Company and its agents, licensees and assigns a perpetual, non-revocable, and non-exclusive right to use, distribute, and/or display, throughout the world in any form now known or later developed, Employee’s name, image, likeness, title, picture, portrait, appearance, words, voice, biographical information, and/or actions (the “Personal Information”), by incorporating it into any form of commercial, informational, educational, advertising, and/or promotional material (the “Works”), even if such Works are created after the termination of Employee’s employment, so long as such Personal Information was obtained during Employee’s employment with Company. Employee expressly consents to Company’s use of the Personal Information to create Works that express or imply that Employee approves, endorses, have endorsed, or will endorse the specific subject matter of the Works. Company may use the Personal Information for any purpose, in its sole discretion, except that Company will not use the Personal Information for any criminal or illegal purpose.

Employee agrees to indemnify and defend Company, its agents, employees, licensees and assigns from any and all claims or causes of action that Employee, or any third party, may have now or in the future, arising out of the use, distribution, or display of the Personal Information.

Employee agrees that Company is and shall be the exclusive owner of all right, title, and interest, including copyright, in the Works.  Employee agrees that, except as set forth in this Agreement, Employee will not be entitled to compensation of any kind for the use of the Personal Information and/or the Works.

5.            Sole Agreements. This Agreement, the Executive Severance Policy, any Employee Covenants Agreement, and the agreements, if any, related to Company’s deferred compensation plan, 401(k) plan, and incentive compensation plans (collectively, the “Sole Agreements”), constitute the entire and sole agreements between Employee and Company and/or any other of the Nu Skin Companies. No other promises or agreements have been made to Employee other than those contained in the Sole Agreements. Employee and Company acknowledge that they have read this Agreement carefully, fully understand the meaning of the terms of this Agreement and are signing this Agreement knowingly and voluntarily. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.            Resignation From Other Positions. Employee hereby resigns from any and all positions Employee holds as director, trustee, officer, or manager with Nu Skin Enterprises, Inc., The Force For Good Foundation, and any affiliate entity of Nu Skin Enterprises, Inc., effective as of the Employment Termination Date. [This section may be omitted if it is inapplicable.]

7.            Non-Disclosure. Employee agrees that Employee will not, without the prior written consent of Company, directly or indirectly, disclose, reveal or communicate, or cause or allow to be disclosed, revealed or communicated to any unauthorized person, confidential matters, material non-public information, proprietary information or trade secrets, including without limitation, formulae, operating procedures, processes, intellectual property information, plans concerning acquisitions, products or technologies, customer or supplier relationships, distributor lists, secret developments, and products and inventions held or maintained by any of the Nu Skin Companies. Employee further agrees not to utilize any such confidential or proprietary information or trade secrets for Employee’s benefit or the benefit of others, including, without limitation, others in direct or indirect competition with any of the Nu Skin Companies. The obligations set forth in this Section shall be in addition to any other confidentiality obligations that Employee may have in any of the Sole Agreements, and Employee agrees that Employee’s obligations under any of the Sole Agreements continue after the termination of Employee’s employment.  The parties expressly acknowledge that Employee obtained experience and skills during Employee’s employment, and this covenant is not intended to restrict Employee’s ability to use or leverage that knowledge or experience, but rather only to prevent Employee from using the above-described information or trade secrets of any of the Nu Skin Companies.  Notwithstanding the foregoing, Employee will be immune from liability under state and federal trade secret law for disclosure of a trade secret: (a) made in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal; or (c) to an attorney representing Employee in a claim for retaliation for reporting a suspected violation of law.

8.            Return of Company Equipment. Employee represents and covenants that Employee has returned to Company all confidential information, computers, laptops, cell phones, and all other equipment or materials owned by any of the Nu Skin Companies in the possession of Employee that Company has not explicitly allowed Employee to keep.

9.            No Lawsuits. Employee affirms that Employee has not filed any lawsuit, claim or charge against the Nu Skin Companies with any court, administrative or government agency and covenants not to file or allow to be filed on Employee’s behalf any lawsuit against Company or any of the other Nu Skin Companies regarding the claims released in Sections 2 and 3 above.  Employee acknowledges that Employee is not releasing any right that cannot be waived under law, and Employee understands that this Agreement does not preclude Employee from filing an administrative charge or claim with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”). Employee acknowledges that the Agreement does not limit Employee’s right to receive an award for any information provided to any Government Agency.  Nevertheless, Employee agrees that Employee shall not seek, accept, or be entitled to any monetary damages, whether for Employee individually or as a member of a class or group, arising from any claim waived herein, including but not limited to any claim or action before the EEOC or a state anti-discrimination or human rights agency filed by Employee or on Employee’s behalf, and Employee hereby waives Employee’s right to recover any such monetary relief.  Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be covered by any Government Agency, including providing documents or other information, without notice to Company.

10.          No Admission of Liability. This Agreement is a negotiated settlement of all claims, charges, demands, lawsuits, obligations and causes of action, if any, between the parties. This Agreement does not constitute an admission by Company, and Company specifically denies that Company has violated any contract, law, or regulation or that it has discriminated against Employee or otherwise infringed upon Employee’s rights and privileges or committed any other wrongful act.

11.          Confidentiality. Employee agrees that this Agreement and its terms shall be kept confidential and shall not be disclosed to any person or entity who is not a party hereto.  Notwithstanding the foregoing, Employee may disclose this Agreement and its terms (a) with Company’s prior written consent; (b) to Employee’s immediate family; (c) as necessary to Employee’s attorneys, accountants, auditors, tax and financial advisors provided that Employee obtains from the receiving party an agreement to maintain the confidentiality of this Agreement and its terms; (d) in response to a validly issued subpoena or other legal process if reasonable notice is provided to Company before any disclosure to allow Company to seek a protective order or other legal process to limit or preclude such disclosure; or (e) in connection with a legal proceeding seeking enforcement of this Agreement.  If Employee violates or breaches this Agreement, this Agreement shall remain in full force and effect and Company will be entitled to recover from Employee the monies paid pursuant to Section 1 above, reasonable attorneys’ fees and any other remedy available to Company pursuant to this Agreement or otherwise.
12.          Non-Disparagement. Employee agrees that Employee will not at any time make any written or oral statements disparaging any of the Nu Skin Companies or any of the Nu Skin Companies’ officers, directors, employees, distributors, customers or products. Nothing in this Agreement shall in any way limit Employee from: (a) fully cooperating with any governmental investigation or inquiry or from responding fully and truthfully to any questions or information requests made by any government agency or entity in connection with such government investigation or inquiry, or from testifying truthfully or otherwise responding to legal process; or (b) from exercising protected rights, or reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the United States Department of Justice, the Securities and Exchange Commission, and any other agency, or making other disclosures that are protected under the whistleblower provisions of law or regulation.
13.          Severability. The provisions of this Agreement are severable. Should any provision hereof be voidable or unenforceable under applicable law, such voidable, or unenforceable provision shall not affect the validity of any other clause or provision, which shall remain in full force and effect, and it is the intention and agreement of the parties that all terms and conditions herein be enforced to the fullest extent permitted by law.
14.          Choice of Law, Jurisdiction and Venue. The validity of this Agreement and the interpretation and performance of its terms shall be governed by the substantive and procedural laws of the State of Utah. Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Utah County, State of Utah or in Federal District Court for the District of Utah.

15.          Titles and Headings. Titles and headings of the paragraphs and sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

16.          Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any facsimile or electronic signature to this Agreement of a party transmitted by a party or its legal counsel and any email copy of a party’s signature to this Agreement emailed by a party or its legal counsel shall be deemed an original and binding signature of this Agreement by such party.

17.          Interpretation. This Agreement was drafted with the full participation of all parties. Accordingly, if there is an ambiguity in this Agreement, it should not be resolved against any particular party, but rather should be resolved by a fair reading of what the Agreement was intended by the parties to provide.

18.          Opportunity to Read and Understand the Agreement. Employee acknowledges that Employee has read this Agreement carefully, fully understands the meaning of the terms of this Agreement, and is signing this Agreement knowingly and voluntarily.

19.          Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

THIS AGREEMENT IS INTENDED TO RELEASE ALL RELEASABLE CLAIMS RELATED TO EMPLOYEE’S EMPLOYMENT. THUS, EMPLOYEE MUST NOT SIGN THIS AGREEMENT BEFORE THE EMPLOYMENT TERMINATION DATE.  IF EMPLOYEE SIGNS THIS AGREEMENT BEFORE THE LAST DAY OF EMPLOYEE’S EMPLOYMENT, IT WILL NOT BE VALID AND EMPLOYEE WILL NOT BE ENTITLED TO THE SEVERANCE PAYMENT.

NU SKIN ENTERPRISES, INC.

BY:

EMPLOYEE:

EXHIBIT B

EMPLOYEE COVENANTS AGREEMENT

                                                                         “Employee”
(PRINT NAME)

Nu Skin Enterprises, Inc. and its affiliated companies (collectively “Company”) operate in the highly competitive direct selling marketplace competing for product market share as well as recruitment and retention of independent distributors.  The success of Company depends on maintaining a competitive edge in this industry through the introduction of innovative products and attracting and retaining distributors. Accordingly, as a condition of and in consideration of employment or continued employment with Company, Company and Employee hereby acknowledge and agree as follows.

1.
Conflict of Interest:  During employment with Company, Employee shall not have any personal interest that is incompatible with the loyalty and responsibility Employee owes to Company.  Employee must discharge Employee’s responsibility solely on the basis of what is in the best interest of Company and independent of personal considerations or relationships. Employee shall maintain impartial relationships with vendors, suppliers and distributors. Should Employee have any questions regarding this matter, Employee should consult with Employee’s director or supervisor or with the Human Resources Department (“HR”).  If any actual or potential conflict of interest arises, the Employee must notify Employee’s director or supervisor and HR as promptly as possible after such conflict of interest arises, and seek an appropriate waiver or resolution of such conflict of interest. Although it is difficult to identify every activity that might give rise to a conflict of interest, the following provisions address some examples of conflicts of interest:

1.1
Related Party Transactions.  Employee shall not have a direct or indirect ownership or financial interest in vendors or suppliers of Company or in any person or entity doing or seeking to do business with Company. Employee shall also not have a direct or indirect financial or other interest in any transaction involving the Company.  In the event such a conflict arises, Employee must notify Employee’s director or supervisor and HR, and Company may not do business with such vendor or supplier, or enter into any such transaction, unless it has been approved (a) in accordance with Company’s policy with respect to related party transactions; or, if such policy does not apply, (b) by Employee’s manager.

1.2
Other Employment.  Employee shall not be employed by, or perform services of any kind, whether compensated or not, for any person or entity doing or seeking to do business with Company. Employee shall not be employed by, or perform services of any kind, whether compensated or not, for any person or entity that competes with Company. Employee shall not allow employment by, or performance of services for, any other person or entity to detract from Employee’s job performance; use Company’s time, resources, or personnel in connection therewith; or expend such long hours in connection therewith as to adversely affect Employee’s physical or mental effectiveness. Further, neither Employee’s spouse, nor any member of Employee’s household, shall be employed by another direct sales or multilevel marketing company without the prior written consent of Company.

1.3
Distributorships.  While employed by Company and for a period of three months after termination of an employment relationship with Company for any reason, Employee shall not have a direct or indirect ownership or financial interest in a Company distributorship or similar account.  Additionally, during the course of employment, neither Employee’s spouse, nor any member of Employee’s household, shall have a direct or indirect ownership or financial interest in, or otherwise be affiliated with, a Company distributorship without the prior written consent of Company. Further, neither Employee’s spouse, nor any member of Employee’s household, shall have a direct or indirect ownership or financial interest in, or otherwise be affiliated with, another direct sales or multilevel marketing distributorship without the prior written consent of Company.  Any pre-existing ownership, financial interests, or employment covered in these subparagraphs must be disclosed to Company at the time of the execution of this Agreement.

2.	Inventions:

2.1
Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were conceived, developed, reduced to practice, or created by Employee prior to Employee’s employment with Company, which belong to Employee, and which are not assigned to Company hereunder (collectively referred to as “Prior Inventions”).  If nothing is listed on Exhibit A, or if no such list is attached, Employee represents that there are no such Prior Inventions.  If, in the course of Employee’s employment with Company, Employee incorporates into a Company product, process, service, or other work a Prior Invention owned by Employee or in which Employee has an interest, Employee hereby grants to Company and Company shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell, offer to sell, copy, reproduce, distribute, make derivative works of and publicly display or perform such Prior Invention as part of or in connection with such product, process, service, or other work and to practice any method related thereto and to sublicense the foregoing rights.

2.2
Employee agrees to promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, concepts, processes, designs, discoveries, ideas, technology advances, unique solutions to business problems, trademarks, or trade secrets, whether or not patentable, and whether or not registrable under copyright or other federal or state laws, which Employee may solely or jointly conceive, develop, create, or reduce to practice, or cause to be conceived, developed, created or reduced to practice, and which also satisfy any one of the following:  (i) was within the scope of Employee’s employment; (ii) was on Company’s time; (iii) was with the aid, assistance, or use of any of Company’s property, equipment, facilities, supplies, resources, or intellectual property; (iv) was the result of any work, services, or duties performed by Employee for Company; (v) was related to Company’s industry or trade; and/or (vi) was related to the current or demonstrably anticipated business, research, or development of Company (collectively referred to as “Inventions”).

2.3
Employee further acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of employment with Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

2.4
Employee understands and agrees that the decision whether or not to commercialize or market any Inventions developed by Employee solely or jointly with others is within Company’s sole discretion and for Company’s sole benefit and that no royalty will be due to Employee as a result of Company’s efforts to commercialize or market any such Invention.

2.5
Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of employment with Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company.  The records will be available to and remain the sole property of Company at all times.

2.6
Employee agrees to assist Company, or its designee, at Company’s expense, in every proper way to secure, obtain, maintain, reissue, defend, and enforce Company’s rights in the Inventions and any copyrights, patents, trademarks, trade secrets, mask work rights or any other intellectual property rights whatsoever relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that Company shall deem necessary in order to apply for, obtain, maintain, reissue, defend, and enforce such rights (including, but not limited to, improvements, renewals, extensions, continuations, divisions or continuations in part thereof) and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to such Inventions, and any copyrights, patents, trademarks, trade secrets, mask work rights or any other intellectual property rights whatsoever relating thereto.  Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company as above, or execute any of the other above instruments or papers, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution, maintenance, reissue, defense, enforcement, and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

3.	Non-Disclosure and Assignment:

3.1
Employee acknowledges that during the term of employment with Company, Employee will have access or be exposed to, or learn or develop, Confidential Information.  Employee understands that “Confidential Information” means any Company information, data, or physical property that relates to the actual or anticipated business or research and development of Company, Company proprietary information, technical data, trade secrets, or know-how, including, but not limited to: research; formulas; business plans; strategic plans; product and marketing plans; sales compensation plans; sales methods; financial information; vendor information (both actual and potential), including, without limitation, vendor lists, and vendor contact, volume, and pricing information; supplier information (both actual and potential), including, without limitation, supplier lists, and supplier contact, volume, and pricing information; distributor information (both actual and potential), including, but not limited to; distributor lists, and distributor contact information, volume, sales, ability, performance, compensation, downline, upline, and personally identifiable information; employee information (both actual and potential), including, but not limited to, employee lists, and employee contact information, experience, qualification, ability, performance, compensation, and personally identifiable information; markets; market development strategies; sales strategies; strategies for the acquisition, retention, acquisition, and growth of distributors; software and computer programs; specifications; reports; designs; drawings; prototypes; procedures; inventions; operations; procedures; manufacturing techniques, engineering processes; technology; unpublished patent applications and invention disclosures; production planning information; sales and purchasing quantities, prices, or quotations; budget plans; contracts; risk analysis; correspondence with distributors, suppliers, and vendors; and other business information disclosed to me by Company, directly or indirectly, that is proprietary, confidential, or secret, whether in digital, hard copy, verbal, visual, tangible, intangible, or other form.

3.2
During and after Employee’s employment, Employee shall hold the Confidential Information and/or Inventions in strictest confidence and shall protect them with utmost care. Employee shall not disclose, copy, remove from Company’s premises, or permit any person to disclose or copy any of the Confidential Information and/or Inventions, and Employee shall not use any of the Confidential Information and/or Inventions, except for the exclusive benefit of Company and only as necessary to perform Employee’s duties as an employee of Company.

3.3
During employment with Company, Employee shall not improperly use or disclose any confidential or proprietary information or trade secrets of any former or concurrent employer or previously obtained from or provided by any other person or entity. On signing this Agreement, Employee shall disclose to Company the existence of agreements Employee has with prior employers or such other persons or entities, and shall comply with the terms of all such agreements with respect to confidential or proprietary information or trade secrets.  Employee agrees and represents that Employee’s employment with Company does not cause Employee to be in breach of any contract or agreement with any former or concurrent employer.

3.4
Employee recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information in the strictest confidence and to not use or disclose it except as necessary in carrying out Employee’s work for Company consistent with Company’s agreement with such third party.

3.5
This Agreement will not be interpreted to prevent the use or disclosure of information that: (a) is required by law to be disclosed, but only to the extent that such disclosure is legally required, (b) becomes a part of the public knowledge other than by a breach of an obligation of confidentiality, or (c) is rightfully received from a third party not obligated to hold such information confidential.  The Federal Defend Trade Secrets Act provides immunity to individuals under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceedings, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. If Employee brings suit against Company in connection with Employee’s employment relationship with Company, Employee may disclose Confidential Information to Employee’s attorney and use the Confidential Information in the court proceeding, if Employee files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order. Other than as described or addressed in this subparagraph, or as outlined in Paragraph 17 below, Employee must advise Company prior to disclosure of Confidential Information to be communicated pursuant to law so that Company may obtain a protective order as necessary to protect its confidentiality interests.

4.
Future Inventions:  Employee recognizes that inventions, original works of authorship, developments, improvements, and trade secrets that relate to Employee’s activities while working for Company, and which are conceived, developed, reduced to practice, or created by Employee, whether alone or with others, within one year after termination of Employee’s employment (“future inventions”), may constitute Inventions as that term is defined above.  Accordingly, Employee agrees that Company’s rights and Employee’s obligations with respect to Inventions apply to future inventions, unless and until Employee has established the contrary.

5.
Ethical Standards:  Employee agrees to maintain the highest ethical and legal standards in Employee’s conduct, to be scrupulously honest and straightforward in all of Employee’s dealings, and to avoid all situations which might create the appearance or perception of unethical or illegal conduct.

6.
Product Resale:  As an employee of Company, Employee may receive Company products and materials either at no charge or at a discount as specified from time to time by Company in its sole discretion.  Employee agrees that the products and materials received shall be used strictly in accordance with the applicable policies of Company and shall not be sold, distributed, or transferred in any manner that would violate such policies.

7.
Gratuities:  Employee shall neither seek nor retain gifts, gratuities, entertainment, or other forms of compensation, benefit, or persuasion from suppliers, distributors, vendors, or their representatives except in compliance with Company policy.

8.
Non-Solicitation:  Employee shall not in any way, directly or indirectly, on Employee’s own behalf or on behalf of others, either alone or with, assisting, or through others, at any time during employment or within one year after either a voluntary or involuntary employment termination: (a) solicit, divert, take away, or interfere with Company’s distributors, employees, suppliers, or vendors, including, without limitation, inducing, facilitating, recruiting, or encouraging Company’s distributors, employees, suppliers, or vendors to terminate or alter their relationship with Company or to do business with any person or entity that competes with Company, regardless of whether or not Employee initiates any such contact; or (b) attempt to do any of the foregoing.

9.
Non-Disparagement:  Subject to Paragraph 17 below, Employee shall not in any way, directly or indirectly, at any time during employment or after either voluntary or involuntary employment termination, disparage Company, Company products, Company employees, or Company distributors, including, without limitation, the business, reputation, practices, or conduct of any of the foregoing.

10.
Non-Competition:  In exchange for the benefits of continued employment by Company, Employee shall not, without the prior written consent of Company: (i) serve in any capacity whatsoever, including, but not limited to, as a partner, joint venturer, employee, distributor, consultant, principal, officer, director, manager, member, affiliate, representative, agent, associate, contractor, inventor, advisor, licensor, licensee, promoter, or investor for; (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of; or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, participate in, work or consult for or otherwise join or participate in or affiliate with or provide service to any direct selling or multilevel marketing company or entity, including, without limitation, any direct or indirect affiliate or subsidiary of such company or entity, that competes with the business of Company whether for market share of products or for independent distributors; provided, however, Employee may own publicly traded securities of a company whose securities are publicly traded on a national securities exchange that is registered with the Securities and Exchange Commission if Employee’s ownership interest is less than 1% of the total outstanding securities of such company.  The foregoing covenant shall cover Employee’s activities in every part of the Territory. “Territory” shall mean: (i) all states of the United States of America; and (ii) any other countries in which Company maintains non-trivial operations or facilities, provides goods or services, has customers or distributors, or otherwise conducts business during the time of employment.  Employee shall not engage in activities that may require or inevitably require disclosure of Confidential Information.  The restrictions set forth in this paragraph shall remain in effect during Employee’s employment with Company.

11.	Release to Use Image, Name, Voice, and Likeness:

11.1
Employee hereby grants Company and its agents, licensees and assigns a perpetual, non-revocable, and non-exclusive right to use, distribute, and/or display, throughout the world in any form now known or later developed, Employee’s name, image, likeness, title, picture, portrait, appearance, words, voice, biographical information, and/or actions (the “Personal Information”), by incorporating it into any form of commercial, informational, educational, advertising, and/or promotional material (the “Works”), even if such Works are created after the termination of Employee’s employment, so long as such Personal Information was obtained during Employee’s employment with Company. Employee expressly consents to Company’s use of the Personal Information to create Works that express or imply that Employee approves, endorses, have endorsed, or will endorse the specific subject matter of the Works. Company may use the Personal Information for any purpose, in its sole discretion, except that Company will not use the Personal Information for any criminal or illegal purpose.

11.2
Employee agrees to indemnify and defend Company, its agents, employees, licensees and assigns from any and all claims or causes of action that Employee, or any third party, may have now or in the future, arising out of the use, distribution, or display of the Personal Information.

11.3
Employee agrees that Company is and shall be the exclusive owner of all right, title, and interest, including copyright, in the Works.  Employee agrees that Employee will not be entitled to compensation of any kind for the use of the Personal Information and/or the Works unless otherwise agreed to in writing.

12.
Acknowledgement:  Employee acknowledges that Employee’s fulfillment of the obligations contained in this Agreement, including, but not limited to, Employee’s confidentiality, non-solicitation, non-disparagement, and non-competition covenants in Paragraphs 3 and 8-10 above, are fair and reasonable, are necessary to protect the Company’s Confidential Information and, consequently, to preserve the value and goodwill of the Company, and should be construed to apply to the fullest extent possible by applicable laws.  Employee further acknowledges the time, geographic, and scope limitations of these obligations are reasonable, and that Employee will not be precluded from gainful employment if obligated not to compete with Company during the period and within the Territory as described in this Agreement.  Employee has carefully read this Agreement, has consulted with independent legal counsel to the extent Employee deems appropriate, and has given careful consideration to the restraints imposed by the Agreement. Employee acknowledges that the terms of this Agreement are enforceable regardless of the manner in which Employee’s employment is terminated, whether voluntary or involuntary. In the event that Employee is to be employed as an attorney for a competitive business, Company and Employee acknowledge that Paragraph 10 is not intended to restrict the right of Employee to practice law in violation of any applicable rules of professional conduct.

13.
Separate Covenants:  Employee’s confidentiality, non-solicitation, non-disparagement, and non-competition covenants in Paragraphs 3 and 8-10 above shall be construed as a series of separate covenants, one for each city, county, and state of any geographic area in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained above.  If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of Paragraphs 3 and 8-10 above are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic, or scope limitations, as the case may be, then permitted by such law.  In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, Employee and Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term.

14.
Return of Equipment and Information upon Termination:  On Company’s request at any time, and in any event on the termination of employment for any reason, Employee shall promptly deliver to Company (and will not keep in Employee’s possession, in hard copy or digital form, or recreate, copy, or deliver to anyone else) any and all Confidential Information and Inventions, including, but not limited to, any distributor, supplier, and vendor contact information and notes or summaries thereof. Employee will also deliver to the Company (and will not keep in Employee’s possession, in hard copy or digital form, or recreate, copy, or deliver to anyone else) any and all devices, assets, equipment, property, passwords, documents, records, data, notes, reports, proposals, lists, correspondence, formulae, specifications, drawings, or any other items or materials whatsoever (or any copies or reproductions of any of the aforementioned items), developed by Employee pursuant to Employee’s employment with Company or otherwise belonging to Company.  Employee understands and agrees that compliance with this paragraph may require that data be removed from Employee’s personal computer equipment and electronic storage devices of any kind, and Employee agrees to give the qualified personnel of Company or its contractors access to such computer equipment or devices for that purpose.

15.
Remedies and Enforcement of Restrictive Covenants:  Employee acknowledges that: (a) compliance with the provisions of the restrictive covenants contained in this Agreement is necessary to protect the business and goodwill of Company; and (b) a breach of such provisions will result in irreparable and continuing harm to Company, for which money damages will not provide adequate relief. Consequently, Employee agrees that, in the event Employee breaches or threatens to breach any of such provisions, Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief to prevent the threatened harm or the continuation of harm. Employee agrees that Company does not need to post a bond to obtain an injunction and waives Employee’s right to require such a bond.  The seeking and/or obtaining of such injunctive relief shall be without prejudice to, and are in addition to, Company’s right to seek any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Employee, and remedies available under federal and state laws, including, but not limited to, the Federal Defend Trade Secrets Act, and the parties agree that all remedies are cumulative.  It is further recognized and agreed that the provisions of Paragraphs 3, 8, 9, or 10 of this Agreement and [Paragraphs 3 and 5] of the Addendum are for the purpose of restricting Employee’s activities to the extent necessary for the protection of the legitimate business interests of Company and that Employee agrees that said provisions do not and will not preclude Employee from engaging in activities sufficient for the purposes of earning a living. Unless prohibited by law, Employee also agrees that any breach by Employee of the provisions of Paragraphs 3, 8, 9, or 10 of this Agreement and [Paragraphs 3 and 5] of the Addendum during employment by Company shall be grounds for forfeiture of any accrued bonuses or commissions as liquidated damages, which shall be in addition to and not exclusive of any and all other rights and remedies Company may have against Employee.

16.
Attorney’s Fees:  If any party to this Agreement breaches any of the terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including reasonable attorney’s fees, incurred by that party in enforcing the terms of this Agreement.

17.
Protected Activity: Nothing in this Agreement is intended, or should be interpreted, to restrict, impede, or otherwise limit the rights of all employees to report possible violations of law or regulation to any governmental agency or entity tasked with enforcing such laws and regulations, including but not limited to the United States Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Department of Labor, Congress, and any agency Inspector General, or to participate in an investigation by any such agencies or entities; nor is this Agreement intended to limit employees’ rights to discuss among themselves or others wages, benefits, and other terms and conditions of employment or workplace matters of mutual concern, as protected by the National Labor Relations Act or other law.  Employee is not required to notify Company of his or her intention to file such a report or participate in such an investigation prior to contacting the agency or entity.

18.
Severability:  If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court or administrative agency to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is severable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

19.
Governing Law and Forum:  This Agreement shall be governed and enforced in accordance with the laws of the State of Utah, excepting its choice of law rules, and any litigation between the parties relating to this Agreement shall be conducted in the state or federal courts in or for Utah County in the State of Utah.

20.
Employment At Will:  Employee understands that employment with Company is at-will, meaning that employment with Company is completely voluntary and for an indefinite term and that either Employee or Company is free to terminate the employment relationship at any time, with or without cause or advance notice.  Employee further understands that any representation to the contrary is unauthorized and not valid unless obtained in writing and approved by the Company’s board of directors.

21.
Employment Subject to Company’s Policies and Procedures:  The parties acknowledge and agree that Company has established, and may establish, various workplace policies and procedures, which Company may modify in its sole discretion from time to time.  Employee acknowledges such policies and procedures, and agrees to abide by such policies and procedures, as they may be implemented or modified from time to time.

22.
Entire Agreement:  Company and Employee understand and agree that this Agreement shall constitute the entire agreement between them regarding the subject matter contained herein, and that all prior understandings or agreements regarding these matters are hereby superseded and replaced, including, without limitation, any written agreements previously signed by the parties.  Any amendment or addendum to, or modification or supplementation of, this Agreement must be in writing signed by the parties hereto and stating the intent of the parties to amend or modify this Agreement.

23.
Survivability of Obligations:  This Agreement sets forth several obligations which continue after the termination of Employee’s employment with Company, including, without limitation, those obligations set forth in Paragraphs 1, 2, 3, 4, 6, 8, 9, 11 and 12, and the parties specifically acknowledge and agree that such obligations shall survive the termination of Employee’s employment for any reason.

THIS AGREEMENT HAS BEEN READ, UNDERSTOOD, AND FREELY ACCEPTED BY:

Dated:
Employee

EXHIBIT A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

_____ No inventions or improvements

_____ Additional Sheets Attached

Signature of Employee:
Print Name of Employee:
Date:

ADDENDUM TO EMPLOYEE COVENANTS AGREEMENT

FOR KEY EMPLOYEES

Company and Employee entered an Employee Covenants Agreement dated ______________.  (“Employee Covenants Agreement”).  As a condition of and in consideration of employment or continued employment with Company, Company and Employee hereby acknowledge and agree to modify and/or supplement the terms of the Employee Covenants Agreement as follows:

1.
Terms of Employee Covenants Agreement:  Company and Employee agree that the defined terms in the Employee Covenants Agreement shall have the same meaning in this Addendum.  Company and Employee further agree that all terms of the Employee Covenants Agreement remain in full force and effect, except as modified herein.  To the extent of a conflict between terms of the Employee Covenants Agreement and this Addendum, the applicable portion or portions of this Addendum shall control.

2.
Conflict of Interest:  All references in Paragraph 1 and subparagraphs 1.1 through 1.3 of the Employee Covenants Agreement to Employee’s “director,” “supervisor,” and “HR” shall be replaced with Company’s General Counsel.  For example, and without limiting the provisions of that Paragraph and subparagraphs, Employee shall direct questions concerning conflicts of interest to, report actual or potential conflicts of interest to, seek an appropriate waiver or resolution of such conflict of interest from, and provide any required notifications or disclosures to, Company’s General Counsel.  The General Counsel shall direct questions concerning conflicts of interest to, report actual or potential conflicts of interest to, seek an appropriate waiver or resolution of such conflict of interest from, and provide any required notifications or disclosures to, the Chair of the Compensation and Human Capital Committee.

3.
Non-Competition:  Employee agrees that the restrictions in Paragraph 10 of the Employee Covenants Agreement shall remain in effect during a period of one year following termination of Employee’s employment for any reason.  In the event of any breach or violation of these restrictions prior to or during this one-year period, or a good faith allegation by Company of Employee’s breach or violation of these restrictions, this one-year period shall be extended until such breach or violation of these restrictions, or dispute related to an allegation by Company that Employee has breached or violated these restrictions, has been duly cured or resolved, as applicable.

4.
Other Employment:  Subject to the limitations in the Employee Covenants Agreement and this Addendum, should Employee obtain other employment or service as a director during Employee’s employment with Company, or within one year immediately following Employee’s termination for any reason, Employee shall provide written notice to the Company’s General Counsel of the name and address of the new employer, the position Employee expects to hold, and a general description of Employee’s expected duties and responsibilities, at least three days prior to starting such employment or service.  Employee shall also provide a copy of the Employee Covenants Agreement and this Addendum to the new employer.

5.
[Non-Endorsement:  Employee shall not in any way, directly or indirectly, at any time during employment or within one year after either a voluntary or involuntary employment termination, endorse any sales compensation plan of another person or entity that competes with Company or any products of Company, promote or speak on behalf of any person or entity whose products compete with those of Company, or allow Employee’s name or likeness to be used in any way to promote any person, entity, or product that competes with Company or any products of Company.][Paragraph to be included for employees as deemed appropriate by the Company]

6.
Acknowledgment:  In addition to the acknowledgment of Paragraph 12 of the Agreement, Employee further acknowledges that Employee’s position and work activities with the Company are “key” and vital to the on-going success of Company’s operation in each product category and in the Territory. In addition, Employee acknowledges that Employee’s employment or involvement with any other direct selling or multilevel marketing company in particular would create the impression that Employee has left Company for a “better opportunity,” which could damage Company by this perception in the minds of Company’s employees, distributors, or other persons. Therefore, Employee acknowledges that Employee’s non-competition covenant in this Addendum is fair and reasonable, is necessary to protect the Company’s Confidential Information and, consequently, to preserve the value and goodwill of the Company, and should be construed to apply to the fullest extent possible by applicable laws.  Employee further acknowledges the time, geographic, and scope limitations of this obligation are reasonable, and that Employee will not be precluded from gainful employment if obligated not to compete with Company during the period and within the Territory as described in the Agreement and this Addendum.  Employee has carefully read this Addendum, has consulted with independent legal counsel to the extent Employee deems appropriate, and has given careful consideration to the restraints imposed by this Addendum. Employee acknowledges that the terms of this Addendum are enforceable regardless of the manner in which Employee’s employment is terminated, whether voluntary or involuntary. In the event that Employee is to be employed as an attorney for a competitive business, Company and Employee acknowledge that this Addendum is not intended to restrict the right of Employee to practice law in violation of any applicable rules of professional conduct.

THIS ADDENDUM TO EMPLOYEE COVENANTS AGREEMENT FOR KEY EMPLOYEES HAS BEEN READ, UNDERSTOOD, AND FREELY ACCEPTED BY:

Dated:
Employee